EXHIBIT 23.2

CONSENT OF DEGOLYER AND MACNAUGHTON

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Numbers 333-179663, 333-168371 and 333-174119) and on Form S-4 (Numbers 333-78231, 333-108516, 333-117834, 333-123534 and 333-160170) and on Form S-8 (Numbers 333-159951, 333-167199 and 333-175098) of Range Resources Corporation and in the related Prospectus (collectively, the “Registration Statement”) of the Range Resources Annual Report on Form 10-K for the year ended December 31, 2012, which uses the name DeGolyer and MacNaughton and refers to DeGolyer and MacNaughton and incorporates information contained in our letter as of December 31, 2012, on the net proved crude oil, condensate, natural gas liquids and natural gas reserves owed by Range Resources Corporation dated January 30, 2013, under the heading “Items 1 and 2 – Business and Properties-Proved Reserves” provided, however, that we are necessarily unable to verify the accuracy of the reserves and discounted present worth values contained therein because our estimates of reserves and discounted present worth have been combined with estimates of reserves and present worth prepared by other petroleum consultants. We further consent to the use of our name in the “Reserves Engineers” section of the Registration Statement.

/s/ DEGOLYER AND MACNAUGHTON

Texas Registered Engineering Firm F-716

Dallas, Texas

February 22, 2013